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                                                                    EXHIBIT 12.1


                  WASHINGTON GAS LIGHT COMPANY AND SUBSIDIARIES

              Computation of Ratio of Earnings to Fixed Charges and
                            Preferred Stock Dividends

                            Years Ended September 30,
                             (Dollars in Thousands)




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
                                                     1999            1998             1997           1996           1995
                                                 --------------  --------------  -------------- -------------- --------------
FIXED CHARGES AND PRE-TAX
  PREFERRED STOCK DIVIDENDS

   Preferred Dividends                           $       1,331   $       1,331   $       1,331  $       1,332  $       1,333
   Effective Income Tax Rate                            0.3768          0.3671          0.3713         0.3740         0.3690
   Complement of Effective Income
     Tax Rate (1 - Tax Rate)                            0.6232          0.6329          0.6287         0.6260         0.6310

   Pre-tax Preferred Dividends                   $       2,136   $       2,103   $       2,117  $       2,128  $       2,113
                                                 ==============  ==============  ============== ============== ==============


   Interest Expense                              $      37,437   $      37,473   $      33,599  $      29,876  $      30,932
   Amortization of Debt Premium,
     Discount and Expense                                  566             370             299            256            315
   Interest Component of Rentals                            12              12              17             96             56
                                                 --------------  --------------  -------------- -------------- --------------
     Total Fixed Charges                                38,015          37,855          33,915         30,228         31,303
   Pre-tax Preferred Dividends                           2,136           2,103           2,117          2,128          2,113
                                                 --------------  --------------  -------------- -------------- --------------

     Total                                       $      40,151   $      39,958   $      36,032  $      32,356  $      33,416
                                                 ==============  ==============  ============== ============== ==============


EARNINGS:

   Net Income                                    $      68,768   $      68,629   $      82,019  $      81,591  $      62,909
      Add:
          Income Taxes Applicable to
            Utility Operating Income                    38,606          38,006          47,864         49,376         37,514
          Income Taxes Applicable to
            Non-Utility Operating Income and
            Other Income (Expenses) - Net                2,970           1,800             577           (629)          (730)

     Total Fixed Charges                                38,015          37,855          33,915         30,228         31,303
                                                 --------------  --------------  -------------- -------------- --------------

       Total Earnings                            $     148,359   $     146,290   $     164,375  $     160,566  $     130,996
                                                 ==============  ==============  ============== ============== ==============

Ratio of Earnings to Fixed Charges
   and Preferred Stock Dividends                           3.7             3.7             4.6            5.0            3.9
                                                 ==============  ==============  ============== ============== ===============
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